THE HANOVER INSURANCE GROUP, INC. ESTIMATES IMPACT FROM ELEVATED WEATHER-RELATED CLAIMS ACTIVITY IN THE FIRST QUARTER

WORCESTER, Mass., March 20, 2009 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of weather-related activity on first quarter results.

The Hanover estimates that first quarter 2009 pre-tax results will reflect the effect of an unusually severe winter, which will increase storm and winter freeze-related losses by approximately $30 to $35 million compared to last year’s first quarter, including some events classified as catastrophes. The increased level of claim activity has predominantly come from Michigan, The Hanover’s largest market, other Midwestern states, and New England.

Taking into account this weather-related claim activity and other currently available information, The Hanover expects first quarter segment income of approximately $40 million to $45 million. Segment income excludes corporate interest expense, federal income taxes and realized gains and losses.

Separately, The Hanover will webcast its first quarter earnings conference call on Friday, May 8th, at 10:00 a.m. Eastern Time, through The Hanover Web site at www.hanover.com.

Those who would like to listen should go to the Web site 15 minutes prior to the start of the call to register, download and install any necessary audio software.

The Hanover plans to release its first quarter 2009 results after the market close on May 7, 2009.

Forward-looking Statements

The Company’s estimate of weather-related catastrophe and segment income are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and relate to estimated weather-related losses and other matters incurred prior to the date of this press release. The company cautions investors that such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. Investors should consider the risks and uncertainties in our business and under the current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) variations in our current estimates that may change as the company finalizes future financial results; and (iii) others that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.”  These uncertainties include the possibility of additional adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer liability tails and with respect to losses incurred as the result of Hurricanes Gustav, Ike, Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the impact of new product introductions and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc., Verlan Holdings, Inc. and AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions, and increased uncertainties in general economic conditions and in investment and financial markets. The estimates provided here are projections based on preliminary information only and do not reflect the review of losses, reserves, reserve development, expenses, contingent liabilities or other factors, which are part of the normal full quarterly financial review process.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

CONTACTS:
Investors	Media
Robert Myron	Michael Buckley
rmyron@hanover.com	mibuckley@hanover.com
(508) 855-3457	(508) 855-3099

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